PRESS RELEASE

eHealth Chief Financial Officer John Stelben to Retire in August

eHealth’s Chief Accounting Officer John Dolan to be Named Chief Financial Officer

AUSTIN, TX – May 30, 2024 – eHealth, Inc. (Nasdaq: EHTH) (eHealth.com), a leading online private health insurance marketplace, announced today that John Stelben, its chief financial officer (CFO), is returning to retirement and will depart the company at the end of August 2024. Mr. Stelben will serve as a retained advisor through the end of 2024 to ensure a seamless transition.

John Dolan, eHealth’s chief accounting officer will be appointed SVP, CFO on August 31, 2024. In connection with his role as SVP, CFO, Mr. Dolan will also serve as the company’s principal financial and accounting officer.

“We thank John Stelben for his financial leadership during his time at eHealth. John played a pivotal role in steering eHealth through its transformation period, helping to position the company for sustainable profitable growth. We thank him for his leadership and his contributions to eHealth’s important progress and wish him the very best in retirement,” said eHealth chief executive officer and director, Fran Soistman. “I am pleased to appoint John Dolan as eHealth’s new chief financial officer in August. John brings a wealth of experience and a proven track record of financial stewardship that will be invaluable as we continue to execute on our strategic initiatives and drive profitable growth. I am confident that John’s experience and vision will further support the continued success of eHealth.”

“I want to thank Fran, the board of directors, and everyone at eHealth,” said John Stelben. “I leave holding eHealth in the highest regard. I am enormously proud of the strides we’ve made and equally excited about eHealth’s future.”

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About eHealth (NASDAQ: EHTH)
We’re Matchmakers. For over 25 years, eHealth has helped millions of Americans find the healthcare coverage that fits their needs at a price they can afford. As a leading independent licensed insurance agency and advisor, eHealth offers access to over 180 health insurers, including national and regional companies.

For more information, visit ehealth.com or follow us on LinkedIn, Facebook, Instagram, and X. Open positions can be found on our career page.

Investor inquiries:
Kate Sidorovich
SVP, Investor Relations & Strategy
investors@ehealth.com

Media inquiries:
Lara Sasken
Chief Communications Officer
pr@ehealth.com